UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_______________________

FORM 8-K

CURRENT REPORT
 PURSUANT TO SECTION 13 OR 15(d) OF THE
 SECURITIES EXCHANGE ACT OF 1934

July 9, 2009

Date of Report
 (Date of earliest event reported)

True North Finance Corporation

(Formerly CS Financing Corporation)

(Exact Name of Registrant as Specified in Charter)

Delaware	000-1343504	20-3345780

(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of		Identification No.)
Incorporation)

21 Tamal Vista Blvd., Suite 230, Corte Madera, California 94925

(Address of Principal Executive Offices)           (ZIP Code)

Registrant’s telephone number, including area code: (415) 927-7302

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Items 3.02 -- Unregistered sales of Equity Securities

On June 30, 2009, Registrant purchased a $40 million limited partnership interest in Capital Solutions Monthly Income Fund, L.P. (“CSMIF”) by issuing 40,000 shares of preferred stock of True North Finance Corporation (“TN”) (“TN Preferred Stock”).  The TN Preferred Stock issued to CSMIF has a 12% cumulative annual dividend, and is entitled to up to one-half of the cash net income (the other half to be held by TN as retained earnings) of TN for the payment of the 12% cumulative dividend and redemptions.  The Registrant may not pay any dividend to Registrant’s Common Stock unless and until the TN Preferred Stock has been paid its cumulative dividend and the TN Preferred Stock has been fully redeemed by Registrant.  The TN Preferred Stock is also callable by the Registrant at the price of $1,000 per share.

As a result of this purchase of a limited partnership interest in CSMIF and the purchase of CS Fund General Partner, LLC (“CSFGP”) (the general partner of CSMIF), Registrant now controls CSMIF.  On June 30, 2009, CSFGP, as the general partner of CSMIF has elected to make an in-kind distribution, to all limited partners other than Registrant, of the TN Preferred Stock CSMIF received from TN.

Thereafter, the former limited partners of CSMIF will constitute 100% of the issued and outstanding Preferred Stock of TN.  The offer and sale of the securities was made in reliance upon exemptions from the registration requirements pursuant to Section 4(2) under the Securities Act of 1933, as amended.  No commission has been paid for the issuance of the TN Preferred Stock.

 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUE NORTH FINANCE CORPORATION

Date: July 9, 2009	By:	/s/ Todd A. Duckson

TODD A. DUCKSON, President of the Company